UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2019

CONMED CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-16093	16-0977505
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 French Road Utica, New York		13502
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (315) 797-8375

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 7, 2019 (the “Closing Date”), CONMED Corporation, a New York corporation (“CONMED”), as a borrower, entered into a sixth amended and restated credit agreement (the “Credit Agreement”), among CONMED, the foreign subsidiary borrowers from time to time party thereto, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement comprises commitments from 14 financial institutions. The Credit Agreement permits CONMED to designate foreign subsidiaries as additional borrowers and CONMED has designated Linvatec Nederland B.V., a subsidiary of CONMED organized under Dutch law, as an additional borrower under the Credit Agreement. The Credit Agreement amends and restates a credit agreement dated as of January 4, 2016. As of December 31, 2018, there were approximately $456.4 million in borrowings outstanding under the prior credit agreement.

The Credit Agreement provides CONMED with the following secured credit facilities (the “Facilities”): (a) a $485.0 million U.S. dollar revolving credit facility, (b) a $100.0 million multicurrency revolving credit facility, (c) a $150.0 million term loan facility and (d) a $115.0 million delayed draw term loan facility. The proceeds of the $150.0 million term loan facility were drawn and used on the Closing Date to repay amounts outstanding under the prior credit agreement and to pay fees and expenses related to the Credit Agreement. In addition, CONMED borrowed $247 million under the U.S. dollar revolving credit facility on the Closing Date, with the proceeds used to repay the remaining amounts outstanding under the prior credit agreement. Subject to certain conditions, loans under the delayed draw term loan facility may be drawn in connection with the closing of the previously announced acquisition by CONMED of all of the issued and outstanding common stock of Palmerton Holdings, Inc., a New York corporation, and all of the issued and outstanding equity securities of Buffalo Filter LLC, a Delaware limited liability company (the “Acquisition”).

The revolving credit facilities will terminate and the loans outstanding under the term loan facility will mature on the earlier of (i) February 7, 2024 and (ii) the date that is 91 days prior to the earliest scheduled maturity date of CONMED’s 2.625% Convertible Senior Notes due 2024 issued on January 29, 2019 (if, as of such date, more than $150,000,000 in aggregate principal amount of such convertible notes (or any refinancing thereof) remains outstanding), at which time all amounts outstanding under the revolving credit facilities and the term loan facility will be due payable. If undrawn, the commitments to provide the delayed draw term loans will expire on the earlier of the closing date of the Acquisition and March 20, 2019. If drawn, the delayed draw term loans will mature and be due and payable on the same date as loans under the term loan facility and will otherwise be treated as a single tranche of term loans with the loans under the term loan facility.

The Facilities will bear interest at variable rates depending on CONMED’s consolidated senior secured leverage ratio (as defined in the Credit Agreement), calculated according to a base rate or a Eurocurrency rate plus an applicable margin, as the case may be. Initially, the applicable margin for base rate loans is 0.875% and for Eurocurrency rate loans is 1.875%. CONMED must pay commitment fees on the revolving credit facilities quarterly in arrears at rates dependent on CONMED’s consolidated senior secured leverage ratio. Initially, the commitment fee rate is 0.30%. CONMED must also pay commitment fees on the delayed draw term loan commitments at a rate of 0.30%, payable on the earlier of the funding of the delayed draw term loans and the termination of the commitments to provide the delayed draw term loans. The applicable margins and commitment fee rates remain at the initial levels until certain specified adjustment dates and will thereafter fluctuate depending on CONMED’s consolidated senior secured leverage ratio.

Borrowings under the Credit Agreement are secured by assets and rights of CONMED and certain of its subsidiaries. The Credit Agreement contains customary covenants for transactions of this type, including three financial covenants: (i) a consolidated senior secured leverage ratio, as defined in the Credit Agreement, that must initially be maintained at a level of not greater than 4.25 to 1.00, with step-downs to 4.00 to 1.00 on December 31, 2019, and 3.75 to 1.00 on December 31, 2020, with certain step-ups available at the election of CONMED in the event of a material acquisition, as defined in the Credit Agreement; (ii) a consolidated total leverage ratio, as defined in the Credit Agreement, that must be maintained at a level of not greater than 5.75 to 1.00, with step-downs to 5.50 to 1.00 on December 31, 2019, 5.25 to 1.00 on December 31, 2020 and 5.00 to 1.00 on December 31, 2021, with certain step-ups available at the election of CONMED in the event of a material acquisition, as defined in the Credit Agreement; and (iii) a consolidated fixed charge coverage ratio, as defined in the Credit Agreement, that must be maintained at a level of not less than 2.25 to 1.00. If the Acquisition is not completed on or prior to March 20, 2019, the required consolidated senior secured leverage ratio will initially be 4.00 to 1.00, stepping down to 3.75 to 1.00 on December 31, 2020, and the required consolidated total leverage ratio will initially be 5.00 to 1.00, stepping down to 4.75 to 1.00 on December 31, 2020.

The Credit Agreement provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, any representation made by CONMED proving to be incorrect, defaults relating to other indebtedness of at least $50.0 million in the aggregate, certain insolvency and receivership events affecting CONMED or its subsidiaries, judgments not covered by insurance in excess of $50.0 million in the aggregate being rendered against CONMED or its subsidiaries, the acquisition by any person of more than 40% of the outstanding common stock of CONMED, and the incurrence of certain ERISA liabilities that would reasonably be expected to have a material adverse effect.

The foregoing description of the Credit Agreement and related matters is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Sixth Amended and Restated Credit Agreement, dated February 7, 2019, among CONMED Corporation, the foreign subsidiary borrowers from time to time party thereto, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONMED CORPORATION
(Registrant)

By:	/s/ Daniel S. Jonas
Name:	Daniel S. Jonas
Title:	Executive Vice President – Legal Affairs, General Counsel & Secretary

Date: February 7, 2019